UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
          November 23, 2005
Date of Report (Date of earliest event reported)
          CONNETICS CORPORATION
(Exact name of Registrant as specified in its charter)

Delaware	0-27406	94-3173928
(State or Other Jurisdiction of Incorporation)	(Commission File No.)	(IRS Employer Identification No.)
     3160 Porter Drive, Palo Alto, California 94304
(Address of principal executive offices, including zip code)
                    (650) 843-2800
(Registrant’s telephone number, including area code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.
          On November 23, 2005, Connetics Corporation (the “Company”), acting pursuant to prior authorization from the Company’s Board of Directors, approved the acceleration of vesting for “out-of-the money” unvested incentive and non-qualified stock options previously awarded to employees and outside directors with option exercise prices greater than $18.00 effective as of November 7, 2005. This acceleration includes 666,293 shares subject to stock option grants to “named executive officers” of the Company as identified in the Company’s Proxy Statement dated March 29, 2005, and 150,000 shares subject to stock option grants to the Company’s outside directors. The accelerated stock options represent approximately 27.8% of the total of all outstanding Company stock options.
          The Board of Directors’ decision to accelerate the vesting of these options was in anticipation of compensation expense to be recorded subsequent to the applicable effective date of Statement of Financial Accounting Standards No. 123 (Revised 2004), Share-Based Payment (“SFAS 123R”) which, as amended, is January 1, 2006 for the Company. SFAS 123R requires companies to recognize the grant-date fair value of stock options issued to employees as an expense in the income statement, and as of the applicable effective date will require the Company to recognize the compensation costs related to share-based payment transactions. In addition, the Board of Directors considered that because these options had exercise prices in excess of the current market value, they were not fully achieving their original objectives of incentive compensation and employee retention.
SIGNATURES
          Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CONNETICS CORPORATION
By:	/s/ Katrina J. Church
Katrina J. Church
Executive Vice President, General Counsel and Secretary

     Date: November 30, 2005